UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ALPHATEC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT DATED MAY 8, 2025
TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF ALPHATEC HOLDINGS, INC.
TO BE HELD JUNE 11, 2025

Explanatory Note

This supplement to the Proxy Statement dated April 25, 2025 (the “Proxy Statement”) of Alphatec Holdings, Inc. (the “Company”) amends and restates the disclosure contained in the Proxy Statement regarding voting on Proposal 4. The Proxy Statement inadvertently indicates that banks, brokers and other nominees do not have authority to vote shares held in street name on Proposal 4 without receiving voting instruction from the beneficial owner of such shares. However, under applicable regulations, a proposal to amend to the Company’s Certificate of Incorporation solely to increase the number of authorized shares is considered routine and banks, brokers and other nominees do have authority to vote shares held in street name if the beneficial holder of such shares does not provide voting instructions. As a result, the following sections of the Proxy Statement are amended and restated as follows:

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under "How Do I Vote?"

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under "How Do I Vote?," the bank, broker or other nominee that holds your shares has the authority to vote your uninstructed shares on Proposals 2 and 4, as these are considered routine matters on which the bank, broker or other nominee has discretionary authority to vote. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire. A "broker non-vote" will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in respect of Proposals 1, 3 or 5. Thus, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the foregoing proposals. If you do not instruct your bank, broker or other nominee how to vote with respect to the foregoing proposals, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of Directors

The nominees for director who receive the most votes (also known as a "plurality" of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ uninstructed shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ uninstructed shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2025, the Audit Committee of our Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP.

Proposal 3: Approval of Amendment to our 2016 Equity Incentive Plan

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to amend our 2016 Equity Incentive Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ uninstructed shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 4: Approval of an Amendment to our Certificate of Incorporation

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to amend our Certificate of Incorporation to increase the number of authorized shares of our stock from 220,000,000 to 420,000,000 and to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ uninstructed shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 5: Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ uninstructed shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Required Vote

Proxies already received will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy. If you have already voted your shares and you do not wish to change your vote, you do not need to re-cast your vote.